Exhibit 99.1

Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
•Orders of $6.7 billion for the quarter, up 24% sequentially and up 28% year-over-year
•Revenue of $5.5 billion for the quarter, up 8% sequentially and flat year-over-year
•GAAP operating income of $574 million for the quarter, up 52% sequentially and favorable year-over-year
•Adjusted operating income (a non-GAAP measure) of $571 million for the quarter, up 42% sequentially and up 23% year-over-year
•Adjusted EBITDA* (a non-GAAP measure) of $844 million for the quarter was up 27% sequentially and up 10% year-over-year
•GAAP diluted earnings per share of $0.32 for the quarter which included $(0.08) per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.25.
•Cash flows generated from operating activities were $773 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $645 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see reconciliations in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures." Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
*Adjusted EBITDA (a non-GAAP measure) is defined as operating income (loss) excluding depreciation & amortization and operating income adjustments.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
LONDON & HOUSTON (January 20, 2022) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the fourth quarter and total year 2021.

	Three Months Ended			Variance
(in millions except per share amounts)	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Orders	$6,656	$5,378	$5,188	24%	28%
Revenue	5,519	5,093	5,495	8%	—%
Operating income	574	378	182	52%	F
Adjusted operating income (non-GAAP)	571	402	462	42%	23%
Adjusted EBITDA (non-GAAP)	844	664	770	27%	10%
Net income attributable to Baker Hughes	294	8	653	F	(55)%
Adjusted net income (loss) (non-GAAP) attributable to Baker Hughes	224	141	(50)	59%	F
Diluted EPS attributable to Class A shareholders	0.32	0.01	0.91	F	(64)%
Adjusted diluted EPS (non-GAAP) attributable to Class A shareholders	0.25	0.16	(0.07)	50%	F
Cash flow from operating activities	773	416	378	86%	F
Free cash flow (non-GAAP)	645	305	250	F	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We are pleased with our fourth quarter results as we generated another quarter of strong free cash flow, solid margin rate improvement, and strong orders from TPS. For the full year, we were pleased with our performance and took several important steps to accelerate our strategy and help position the Company for the future. Overall, 2021 proved to be successful on many fronts for Baker Hughes, with key commercial successes and developments in the LNG and new energy markets, as well as record cash flow from operations and free cash flow, and peer-leading capital allocation. I would like to thank our employees for their hard work and commitment to achieve our goals, deliver for our customers and move the Company forward.” said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.

“As we look ahead to 2022, we expect the pace of global economic growth to remain strong although slightly moderate compared to 2021. We believe the broader macro recovery should translate into rising energy demand for 2022 and relatively tight supplies for oil and natural gas, providing an attractive investment environment for our customers and a strong tailwind for many of our product companies."

“We are very excited with the strategic direction of Baker Hughes and believe the Company is well-positioned to capitalize on near-term cyclical recovery and for long-term change in the energy and industrial markets. We look forward to another year of supporting our customers, continuing to advance our strategy, and delivering for shareholders in 2022,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Quarter Highlights

Supporting our Customers
OFS secured a contract with LUKOIL to begin developing 14 offshore wells in the Baltic Sea’s D33 field. The contract will feature the first-ever combined deployment of Baker Hughes’ electrical submersible pumps (ESP) and LUKOIL’s Permanent Magnet Motors (PMM) since the two companies announced a collaboration on energy efficient technologies in June 2021. Baker Hughes’ ESP technology has unsurpassed levels of efficiency, reliability, and performance, while LUKOIL’s PMM technology enables a 15-20% reduction in energy consumption compared to current artificial lift processes.

OFS also secured a two-year contract for technology and services for a major operator in the Permian Basin. The contract combines best-in-class technology and services from the Artificial Lift, Oilfield & Industrial Chemicals, and Reservoir Technical Services product lines, including the CENesis PHASE Artificial Lift system, which optimizes production, extends asset life, increases personnel safety, lowers lifting costs and reduces environmental footprint.

The TPS segment continued to maintain its LNG leadership. TPS secured a major contract from Bechtel to provide high-efficiency gas turbines and centrifugal compressors to support the expansion of the Pluto LNG onshore processing facility in Australia, which is operated by Woodside. The contract will provide six LM6000PF+ aeroderivative gas turbines, 14 centrifugal compressors and additional equipment for Pluto LNG’s second train, leading to an additional expected capacity of approximately 5 million tons per annum (MTPA) and helping to maximize efficiency and flexibility while lowering greenhouse gas emissions.

TPS secured a contract with NOVATEK PAO to provide advanced turbomachinery equipment for a feed gas boosting station in Russia. TPS will provide five turbo-compressors, driven by Frame 5/2D gas turbines, to support the facility, stabilizing the pressure and flow rate of feed gas to maintain maximum carrying capacity. Baker Hughes and NOVATEK have a long history of collaboration, and TPS’ gas turbines have operated successfully at NOVATEK's projects since 2017.

OFE secured a major 10-year contract from Abu Dhabi National Oil Company (ADNOC) for the Surface Pressure Control (SPC) product line to manufacture, supply, store, and service surface wellheads and tree systems. The contract includes ADNOC’s onshore and offshore fields in the UAE as well as a long-term service contract to cover repair, maintenance and spares for the project’s equipment.

The DS segment continued to gain traction in multiple industrial end markets, particularly in the automotive and electronics sectors. The Waygate Technologies product line continued to lead in market share for industrial computed tomography (CT) systems, achieving record revenue in the fourth quarter for battery inspection and securing contracts with major electric vehicle manufacturers and battery suppliers in Europe and Asia.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Executing on Priorities

Baker Hughes and Shell signed a broad strategic collaboration agreement to accelerate the global energy transition. Shell will provide select Baker Hughes sites in the U.S. with power and renewable energy credits, as well as negotiate renewable power for Baker Hughes sites in Europe and Singapore. The two companies will also identify opportunities to accelerate each other’s transition to net-zero carbon emissions by 2050, such as Baker Hughes providing low-carbon solutions for Shell’s LNG fleet through technology upgrades and compressor re-bundles. Baker Hughes will also help Shell develop digital solutions to accelerate decarbonization across Shell’s global assets and operations. The two companies will also explore potential opportunities to co-invest and participate in new models to decarbonize the energy and industrial sectors.

Baker Hughes saw continued customer interest in carbon capture, utilization and storage (CCUS) applications. TPS secured a contract with Santos, a leading natural gas producer in Australia, to supply turbomachinery equipment for the Moomba CCS project, which will serve a gas processing plant and permanently store 1.7 million tons of carbon dioxide (CO2) annually. The equipment scope includes PGT25+G4 aeroderivative gas turbine, MCL compressor, and PCL compressor technologies to compress CO2 captured at Moomba CCS for transportation and subsequent injection for storage.

TPS continued to support the growth of the hydrogen economy, securing a contract with Air Products to supply advanced compression technology for the NEOM carbon-free hydrogen project in the Kingdom of Saudi Arabia. The contract follows the two companies’ hydrogen collaboration agreement announced in mid-2021.

Baker Hughes announced an approximately 20% investment in Ekona Power Inc, a growth stage company developing novel hydrogen production technology. The two companies have joined efforts to accelerate the scale up and industrialization of the technology by identifying suitable pilot projects and leveraging Baker Hughes’ leading turbomachinery portfolio as well as established technical expertise in providing modular and scalable solutions for global hydrogen and natural gas projects. Baker Hughes has also assumed a seat on Ekona’s Board of Directors.

DS continued to secure important contracts with key energy and industrial customers for condition monitoring and industrial asset management solutions. The Bently Nevada product line secured a contract with a major oil company to deploy System 1 asset management software as a standardized platform for enterprise-wide condition monitoring across 28 facilities worldwide. In addition, Bently Nevada secured a five-year service agreement for a major customer in the mining segment to provide asset strategy consulting services and support the customer’s digital transformation to help increase production and improve equipment reliability.

Bently Nevada also secured a contract with Yara, one of the world’s leading fertilizer companies, to enable digital transformation and improve asset reliability and efficiency. The enterprise-wide contract will enable data availability between Yara’s plant operations and the cloud across 23 sites using Bently Nevada’s latest System 1 asset management software, accompanied by a maintenance, support and services agreement.

Baker Hughes continued to invest in industrial asset management capabilities, announcing an investment and multi-year commercial alliance with Augury, a machine health solution provider, to deliver an expanded integrated asset performance management solution through Bently Nevada. Through the alliance, customers will benefit from end-to-end visibility into the health and performance of critical assets and the entire balance of plant, leading to reduced downtime, increased availability and lower maintenance costs.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Leading with Innovation

The BakerHughesC3.ai joint venture alliance (BHC3) secured several key contracts with oil & gas customers to deploy AI-based applications and accelerate digital transformation. In the Middle East, BHC3 and TPS secured a contract to deploy the BHC3™ Reliability application for LNG facilities and will deliver predictive insights at scale. The application will be deployed on the Microsoft Azure cloud platform and integrate with the Baker Hughes iCenter software to improve maintenance planning of critical industrial equipment and expand on the customer’s current monitoring services across its installed turbomachinery equipment.

The Druck product line in DS also saw increased demand for its pressure measurement technologies for the electronic component and semiconductor manufacturing sectors, including a significant contract with a major Asian semiconductor supplier. To support the sector’s rapid growth, Druck has also commercialized and improved the world’s fastest pressure controller, the PACE CM3, allowing customers to have greater flexibility, accuracy, speed and stability in pressure measurement.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Oilfield Services	$2,567	$2,412	$2,266	6%	13%
Oilfield Equipment	510	724	561	(30)%	(9)%
Turbomachinery & Process Solutions	2,974	1,719	1,832	73%	62%
Digital Solutions	605	523	528	16%	14%
Total	$6,656	$5,378	$5,188	24%	28%
Orders for the quarter were $6,656 million, up 24% sequentially and up 28% year-over-year. The sequential increase was a result of higher order intake in Turbomachinery & Process Solutions, Digital Solutions, and Oilfield Services, partially offset by lower orders in Oilfield Equipment. Equipment orders were up 38% sequentially and service orders were up 12%.
Year-over-year, the increase in orders was a result of higher order intake in Turbomachinery & Process Solutions, Digital Solutions, and Oilfield Services, partially offset by lower orders in Oilfield Equipment. Year-over-year equipment orders were up 42% and service orders were up 17%.
The Company's total book-to-bill ratio in the quarter was 1.2; the equipment book-to-bill ratio in the quarter was 1.4.
Remaining Performance Obligations (RPO) in the fourth quarter ended at $23.6 billion, an increase of $0.1 billion from the third quarter of 2021. Equipment RPO was $8.2 billion, up 9% sequentially. Services RPO was $15.3 billion, down 4% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Oilfield Services	$2,566	$2,419	$2,282	6%	12%
Oilfield Equipment	619	603	712	3%	(13)%
Turbomachinery & Process Solutions	1,776	1,562	1,946	14%	(9)%
Digital Solutions	558	510	556	9%	—%
Total	$5,519	$5,093	$5,495	8%	—%
Revenue for the quarter was $5,519 million, an increase of 8%, sequentially. The increase was driven by higher volume across all four segments.
Compared to the same quarter last year, revenue was flat, driven by higher volume in Oilfield Services, offset by Oilfield Equipment and Turbomachinery & Process Solutions.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Oilfield Services	$256	$190	$142	35%	81%
Oilfield Equipment	23	14	23	68%	1%
Turbomachinery & Process Solutions	346	278	332	24%	4%
Digital Solutions	51	26	76	97%	(33)%
Total segment operating income	676	508	573	33%	18%
Corporate	(106)	(105)	(111)	—%	5%
Inventory impairment	—	—	(27)	—%	F
Restructuring, impairment & other	11	(14)	(229)	F	F
Separation related	(8)	(11)	(24)	27%	67%
Operating income	574	378	182	52%	F
Adjusted operating income*	571	402	462	42%	23%
Depreciation and amortization	273	262	307	4%	(11)%
Adjusted EBITDA*	$844	$664	$770	27%	10%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the fourth quarter of 2021 was $574 million. Operating income increased $196 million sequentially and increased $393 million year-over-year. Total segment operating income was $676 million for the fourth quarter of 2021, up 33% sequentially and up 18% year-over-year.
Adjusted operating income (a non-GAAP measure) for the fourth quarter of 2021 was $571 million, which excludes adjustments totaling $3 million before tax, mainly related to restructuring and separation activities. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Reconciliation of GAAP to non-GAAP Financial Measures.” Adjusted operating income for the fourth quarter of 2021 was up 42% sequentially, driven by higher volume and margin expansion across all segments. Adjusted operating income was up 23% year-over-year driven by margin expansion in Oilfield Services, Turbomachinery and Process Solutions, and Oilfield Equipment, partially offset by margin contraction in Digital Solutions.
Depreciation and amortization for the fourth quarter of 2021 was $273 million.
Adjusted EBITDA (a non-GAAP measure) for the fourth quarter of 2021 was $844 million which excludes adjustments totaling $3 million before tax, mainly related to restructuring and separation related activities. Adjusted EBITDA for the fourth quarter was up 27% sequentially and up 10% year-over-year.
Corporate costs were $106 million in the fourth quarter of 2021, flat sequentially and down 5% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Other Financial Items

Income tax expense in the fourth quarter of 2021 was $352 million. Income tax expense includes $103 million in charges that are recoverable as they related to liabilities indemnified under the Tax Matters Agreement with General Electric. These tax charges have an offsetting income in the other non-operating income line of our income statement.
Other non-operating income in the fourth quarter of 2021 was $208 million. Included in other non-operating income are gains from the change in fair value of our investment in ADNOC Drilling, and losses from the change in fair value of our investment in C3 AI.
GAAP diluted earnings per share was $0.32. Adjusted earnings per share was $0.25. Excluded from adjusted earnings per share were all items listed in Table 1a in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures" as well as the "other adjustments (non-operating)" found in Table 1c.
Cash flows generated from operating activities were $773 million for the fourth quarter of 2021. Free cash flow (a non-GAAP measure) for the quarter was $645 million. A reconciliation from GAAP has been provided in Table 1d in the section entitled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $129 million for the fourth quarter of 2021.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Revenue	$2,566	$2,419	$2,282	6%	12%
Operating income	$256	$190	$142	35%	81%
Operating income margin	10.0%	7.9%	6.2%	2.1pts	3.8pts
Depreciation & amortization	$193	$183	$211	5%	(9)%
EBITDA*	$449	$373	$353	20%	27%
EBITDA margin*	17.5%	15.4%	15.5%	2.1pts	2pts
Oilfield Services (OFS) revenue of $2,566 million for the fourth quarter increased by $147 million, or 6%, sequentially.
North America revenue was $742 million, up 4% sequentially. International revenue was $1,824 million, an increase of 7% sequentially, led by increases in Sub-Saharan Africa, the North Sea, Russia, Latin America and the Middle East.
Segment operating income before tax for the quarter was $256 million. Operating income for the fourth quarter of 2021 was up $66 million, or 35%, sequentially, driven by higher volume, price, mix and cost productivity.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Orders	$510	$724	$561	(30)%	(9)%
Revenue	$619	$603	$712	3%	(13)%
Operating income	$23	$14	$23	68%	1%
Operating income margin	3.8%	2.3%	3.2%	1.5pts	0.5pts
Depreciation & amortization	$22	$22	$33	—%	(32)%
EBITDA*	$46	$36	$56	26%	(18)%
EBITDA margin*	7.4%	6.0%	7.9%	1.4pts	-0.5pts
Oilfield Equipment (OFE) orders were down $51 million, or 9%, year-over-year, driven primarily by lower order intake in Subsea Production Systems and from the removal of Subsea Drilling Services from consolidated OFE operations, partially offset by higher order intake in Services and Flexibles. Equipment orders were down 26% year-over-year and services orders were up 26% year-over-year.
*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
OFE revenue of $619 million for the quarter decreased $92 million, or 13%, year-over-year. The decrease was driven by lower volume in Subsea Productions Systems and Surface Pressure Control Projects, and from the removal of Subsea Drilling Services from consolidated OFE operations. These decreases were partially offset by higher volume in Services.
Segment operating income before tax for the quarter was $23 million, flat year-over-year. The volume decrease year-over-year was offset by productivity gains.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Orders	$2,974	$1,719	$1,832	73%	62%
Revenue	$1,776	$1,562	$1,946	14%	(9)%
Operating income	$346	$278	$332	24%	4%
Operating income margin	19.5%	17.8%	17.1%	1.7pts	2.4pts
Depreciation & amortization	$30	$30	$31	1%	(2)%
EBITDA*	$375	$308	$362	22%	4%
EBITDA margin*	21.1%	19.7%	18.6%	1.4pts	2.5pts
Turbomachinery & Process Solutions (TPS) orders were up $1,142 million, or 62% year-over-year. Equipment orders were up $1,067 million year-over-year and service orders were up $75 million or 7% year-over-year.
TPS revenue of $1,776 million for the quarter decreased $170 million, or 9%, year-over-year. The decrease was driven by lower equipment and projects revenue, partially offset by higher contractual services volume. Equipment revenue in the quarter represented 41% of total segment revenue, and Services revenue represented 59% of total segment revenue.
Segment operating income before tax for the quarter was $346 million, up $14 million, or 4%, year-over-year. The increase was driven primarily by favorable mix as a result of higher Services revenue.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	December 31, 2021	September 30, 2021	December 31, 2020	Sequential	Year-over-year
Orders	$605	$523	$528	16%	14%
Revenue	$558	$510	$556	9%	—%
Operating income	$51	$26	$76	97%	(33)%
Operating income margin	9.2%	5.1%	13.8%	4.1pts	-4.6pts
Depreciation & amortization	$22	$22	$25	1%	(11)%
EBITDA*	$73	$48	$101	53%	(28)%
EBITDA margin*	13.1%	9.4%	18.2%	3.8pts	-5.1pts
Digital Solutions (DS) orders were up $76 million, or 14% year-over-year, driven by higher order intake in Digital Solutions businesses with the exception of the Nexus Controls business.
DS revenue of $558 million for the quarter increased $2 million, year-over-year, driven by higher volume in the Waygate Technologies, Process & Pipeline Services and Reuter-Stokes businesses, offset by lower volume in the Nexus Controls and Bently Nevada businesses.
Segment operating income before tax for the quarter was $51 million, down $25 million, or 33% year-over-year. The decrease year-over-year was primarily driven by lower cost productivity.

*Non-GAAP measure.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
2021 Total Year Results

	Twelve Months Ended
Orders	December 31, 2021	December 31, 2020	Variance Year-over-year
Oilfield Services	$9,538	$10,119	(6)%
Oilfield Equipment	2,260	2,184	3%
Turbomachinery and Process Solutions	7,653	6,424	19%
Digital Solutions	2,217	1,986	12%
Total Orders	$21,668	$20,714	5%

Revenue
Oilfield Services	$9,542	$10,140	(6)%
Oilfield Equipment	2,486	2,844	(13)%
Turbomachinery and Process Solutions	6,451	5,705	13%
Digital Solutions	2,057	2,015	2%
Total Revenue	$20,536	$20,705	(1)%

Segment operating income
Oilfield Services	$761	$487	56%
Oilfield Equipment	69	19	F
Turbomachinery and Process Solutions	1,050	805	30%
Digital Solutions	126	193	(35)%
Total segment operating income	2,006	1,504	33%
Corporate	(429)	(464)	8%
Inventory impairment	—	(246)	F
Goodwill impairment	—	(14,773)	F
Restructuring, impairment & other	(209)	(1,866)	89%
Separation related	(60)	(134)	55%
Operating income (loss)	1,310	(15,978)	F
Adjusted operating income (1)	1,576	1,040	52%
Depreciation and amortization	1,105	1,317	(16)%
Adjusted EBITDA (2)	$2,681	$2,357	14%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
(1)Adjusted operating income, a non-GAAP measure, excludes inventory impairment, goodwill impairment, restructuring, impairment & other charges, and separation related costs from GAAP operating income (loss).
(2)Adjusted EBITDA, a non-GAAP measure, adds depreciation and amortization to adjusted operating income.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
Table 1a. Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended
(in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Operating income (GAAP)	$574	$378	$182
Separation related	8	11	24
Restructuring, impairment & other	(11)	14	229
Inventory impairment	—	—	27
Total operating income adjustments	(3)	24	281
Adjusted operating income (non-GAAP)	$571	$402	$462
Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Operating Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	December 31, 2021	September 30, 2021	December 31, 2020
Operating income (GAAP)	$574	$378	$182
Depreciation & amortization	273	262	307
EBITDA (non-GAAP)	847	640	489
Total operating income adjustments (1)	(3)	24	281
Adjusted EBITDA (non-GAAP)	$844	$664	$770

(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles operating income, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Table 1c. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income (Loss) Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	December 31, 2021	September 30, 2021	December 31, 2020
Net income attributable to Baker Hughes (GAAP)	$294	$8	$653
Total operating income adjustments (1)	(3)	24	281
Other adjustments (non-operating) (2)	(77)	140	(1,412)
Tax effect on total adjustments and other tax items (3)	1	(3)	114
Total adjustments, net of income tax	(79)	161	(1,017)
Less: adjustments attributable to noncontrolling interests	(9)	28	(314)
Adjustments attributable to Baker Hughes	(70)	133	(703)
Adjusted net income (loss) attributable to Baker Hughes (non-GAAP)	$224	$141	$(50)

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	906	857	713
Adjusted diluted earnings (loss) per Class A share (non-GAAP)	$0.25	$0.16	$(0.07)
(1)See Table 1a for the identified adjustments to operating income.
(2)4Q'21 primarily due to the gain from the change in fair value of our investment in ADNOC Drilling, partially offset by the loss from the change in fair value of our investment in C3 AI. 3Q'21 primarily due to losses from the change in fair value of our investment in C3 AI. 4Q'20 primarily related to the gain from the change in fair value of our investment in C3 AI.
(3)4Q'20 includes tax expense related to a business disposition.
Table 1c reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income (loss) attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income (loss) attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(in millions)	2021	2021	2020	2021	2020
Cash flow from operating activities (GAAP)	$773	$416	$378	$2,374	$1,304
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(129)	(111)	(127)	(541)	(787)
Free cash flow (non-GAAP)	$645	$305	$250	$1,832	$518
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31, 2021	September 30, 2021	December 31, 2020
Revenue	$5,519	$5,093	$5,495
Costs and expenses:
Cost of revenue	4,315	4,083	4,486
Selling, general and administrative	633	607	574
Restructuring, impairment and other	(11)	14	229
Separation related	8	11	24
Total costs and expenses	4,945	4,715	5,313
Operating income	574	378	182
Other non-operating income (loss), net	208	(102)	1,407
Interest expense, net	(95)	(67)	(69)
Income before income taxes	688	209	1,520
Provision for income taxes	(352)	(193)	(568)
Net income	335	16	952
Less: Net income attributable to noncontrolling interests	42	8	299
Net income attributable to Baker Hughes Company	$294	$8	$653

Per share amounts:
Basic income per Class A common share	$0.33	$0.01	$0.92
Diluted income per Class A common share	$0.32	$0.01	$0.91

Weighted average shares:
Class A basic	896	851	713
Class A diluted	906	857	717

Cash dividend per Class A common share	$0.18	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2021	2020	2019
Revenue	$20,536	$20,705	$23,838
Costs and expenses:
Cost of revenue	16,487	17,506	19,406
Selling, general and administrative	2,470	2,404	2,832
Goodwill impairment	—	14,773	—
Restructuring, impairment and other	209	1,866	342
Separation related	60	134	184
Total costs and expenses	19,226	36,683	22,764
Operating income (loss)	1,310	(15,978)	1,074
Other non-operating income (loss), net	(583)	1,040	(84)
Interest expense, net	(299)	(264)	(237)
Income (loss) before income taxes	428	(15,202)	753
Provision for income taxes	(758)	(559)	(482)
Net income (loss)	(330)	(15,761)	271
Less: Net income (loss) attributable to noncontrolling interests	(111)	(5,821)	143
Net income (loss) attributable to Baker Hughes Company	$(219)	$(9,940)	$128

Per share amounts:
Basic & diluted income (loss) per Class A common share	$(0.27)	$(14.73)	$0.23

Weighted average shares:
Class A basic	824	675	555
Class A diluted	824	675	557

Cash dividend per Class A common share	$0.72	$0.72	$0.72

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

	December 31,
(In millions)	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$3,853	$4,132
Current receivables, net	5,651	5,622
Inventories, net	3,979	4,421
All other current assets	1,582	2,280
Total current assets	15,065	16,455
Property, plant and equipment, less accumulated depreciation	4,877	5,358
Goodwill	5,959	5,977
Other intangible assets, net	4,131	4,397
Contract and other deferred assets	1,638	2,001
All other assets	3,678	3,819
Total assets	$35,348	$38,007
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,745	$3,532
Short-term debt and current portion of long-term debt	40	889
Progress collections and deferred income	3,272	3,454
All other current liabilities	2,111	2,352
Total current liabilities	9,168	10,227
Long-term debt	6,687	6,744
Liabilities for pensions and other postretirement benefits	1,110	1,217
All other liabilities	1,637	1,577
Equity	16,746	18,242
Total liabilities and equity	$35,348	$38,007

Outstanding Baker Hughes Company shares:
Class A common stock	909	724
Class B common stock	117	311

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,	Twelve Months Ended December 31,
(In millions)	2021	2021	2020
Cash flows from operating activities:
Net income (loss)	$336	$(330)	$(15,761)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	273	1,105	1,317
(Gain) loss on equity securities	(110)	845	(1,417)
Provision for deferred income taxes	109	133	160
Other asset impairments	(14)	7	1,436
Goodwill impairment	—	—	14,773
Loss on sale of business	—	—	353
Working capital	10	480	216
Other operating items, net	170	134	227
Net cash flows from operating activities	773	2,374	1,304
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(129)	(541)	(787)
Other investing items, net	(122)	78	169
Net cash flows used in investing activities	(251)	(463)	(618)
Cash flows from financing activities:
Net repayment of debt and other borrowings	(1,294)	(1,354)	(246)
Proceeds from (repayments of) commercial paper	—	(832)	737
Proceeds from issuance of long-term debt	1,250	1,250	500
Dividends paid	(156)	(592)	(488)
Distributions to GE	(30)	(157)	(256)
Repurchase of Class A common stock	(328)	(434)	—
Other financing items, net	—	(24)	(22)
Net cash flows from (used in) financing activities	(558)	(2,143)	225
Effect of currency exchange rate changes on cash and cash equivalents	(38)	(47)	(28)
Increase (decrease) in cash and cash equivalents	(73)	(279)	883
Cash and cash equivalents, beginning of period	3,926	4,132	3,249
Cash and cash equivalents, end of period	$3,853	$3,853	$4,132
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$133	$314	$441
Interest paid	$101	$305	$289

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Thursday, January 20, 2022, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2020; the Company's subsequent quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

COVID-19 - The continued spread of the COVID-19 virus and the continuation of the measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and shutdowns, and the related uncertainties.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2021 Results
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com